UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 18, 2020
Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39432	84-4946470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1050 Woodward Avenue
Detroit, MI 48226
(Address of principal executive offices) (Zip Code)
(313) 373-7990
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	RKT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On December 18, 2020, Quicken Loans, LLC (the “Company”), a Michigan limited liability company and wholly-owned subsidiary of Rocket Companies, Inc., as seller, entered into a Master Repurchase Agreement (the “Master Repurchase Agreement”) with Nomura Corporate Funding Americas, LLC, as agent (“Agent”) and as buyer, and Oakdale Secured Funding Trust Quartz, as buyer. The Master Repurchase Agreement provides for uncommitted financing of $500.00 million and committed financing of $500.00 million for the origination of GSE-eligible mortgage loans, jumbo mortgage loans and other non-GSE-eligible mortgage loans. The maturity date of the Master Repurchase Agreement is December 17, 2021. Borrowings under the Master Repurchase Agreement accrue interest at rates per annum calculated as the one-month LIBOR plus an applicable margin.

The Master Repurchase Agreement contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that, among other things, require the Company to deliver specified financial reports; and cure any margin deficit; as well as limit the Company’s ability to pay dividends on or make distributions in respect of its capital stock if an event of default has occurred and is continuing; consolidate, merge, sell, or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with its affiliates. The Company is also subject to certain financial maintenance covenants under the Master Repurchase Agreement, which require the Company to not exceed a specified ratio of total debt to tangible net worth at the end of each calendar month, and to maintain certain minimum pre-tax net income, liquidity and tangible net worth requirements. Additionally, the Master Repurchase Agreement provides that the Company is required to cure any margin deficit at the request of the Agent.

If the Company fails to perform its obligations under these and other covenants, or should any event of default occur, the financing of mortgage loans under the Master Repurchase Agreement may be terminated and any outstanding loans, together with accrued interest, under the Master Repurchase Agreement could be declared immediately due and payable.

The foregoing description of the Master Repurchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Master Repurchase Agreement, a copy of which will be filed with the annual report on Form 10-K of Rocket Companies, Inc.

Following the execution of the Master Repurchase Agreement, as of December 18, 2020, the total funding capacity of the Company, including pursuant to all master repurchase agreements, early funding facilities, unsecured lines of credit, MSR lines of credit and early buy out facilities, was $29.30 billion. This figure compares with $27.50 billion and $19.13 billion as of September 30, 2020 and December 31, 2019, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2020

ROCKET COMPANIES, INC.

By:	/s/ Julie Booth
Name:	Julie Booth
Title:	Chief Financial Officer and Treasurer